Exhibit 99.1
For Release on July 29, 2009
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2009
FINANCIAL RESULTS
New York, NY — July 29, 2009 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the second quarter ended June 30, 2009.
2nd Quarter Overview:
•	Revenue decreased 4.2% to $123.9 million compared to Q2 2008.

•	Comparable club revenue decreased 6.3% compared to Q2 2008.

•	Total member count was 503,000, a decrease of 14,000 or 2.7% compared to Q2 2008.

•	Membership attrition averaged 3.7% per month compared to 3.2% in Q2 2008 and 3.6% in Q1 2009.

•	Earnings per diluted share were $0.11.

•	Results, net of taxes, included $271,000 of early lease termination costs, $461,000 of rent expense related to an anticipated judgment in connection with a lease dispute and $147,000 of severance and related costs. These amounts, calculated using the 2009 effective tax rate of 34.1%, reduced earnings per diluted share by $0.04.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “We have made excellent progress during the first half of the year on key club operating initiatives that are meaningfully improving our customer experience and helping us to retain members during this recession. The challenge remains in recruiting new members and in maintaining historical levels of personal training revenue while consumer spending remains soft. As we confront these challenges, we will also maintain our focus on controlling expenses and capital spending as well as on preserving our liquidity position, and we are pleased that the recent amendment to our credit agreement gives us more flexibility to operate and invest as planned.”
Quarter and Six Months Ended June 30, 2009 Financial Results:
Revenue (in $’000s) was comprised of the following:

	Quarter Ended June 30,				Year to Date June 30,
	2009		2008		2009		2008
	Revenue	% Revenue	Revenue	% Revenue	Revenue	% Revenue	Revenue	% Revenue
Membership dues	$98,357	79.4%	$101,489	78.4%	$199,065	79.4%	$200,672	78.5%
Initiation fees	3,343	2.7%	3,486	2.7%	6,507	2.6%	6,888	2.7%

Membership revenue	101,700	82.1%	104,975	81.1%	205,572	82.0%	207,560	81.2%

Personal training revenue	15,169	12.2%	16,700	12.9%	30,170	12.1%	32,841	12.8%
Other ancillary club revenue	5,750	4.7%	6,054	4.7%	12,344	4.9%	12,236	4.8%

Ancillary club revenue	20,919	16.9%	22,754	17.6%	42,514	17.0%	45,077	17.6%
Fees and other revenue	1,293	1.0%	1,664	1.3%	2,533	1.0%	3,076	1.2%

Total revenue	$123,912	100.0%	$129,393	100.0%	$250,621	100.0%	$255,713	100.0%

Period over period revenue variances:

	Q2 2009 vs.	YTD 2009 vs.
	Q2 2008	YTD 2008
	% Variance	% Variance
Membership dues	(3.1)%	(0.8)%
Initiation fees	(4.1)%	(5.5)%
Membership revenue	(3.1)%	(1.0)%
Personal training revenue	(9.2)%	(8.1)%
Other ancillary club revenue	(5.0)%	0.9%
Ancillary club revenue	(8.1)%	(5.7)%
Fees and other revenue	(22.3)%	(17.7)%
Total revenue	(4.2)%	(2.0)%

Total revenue for Q2 2009 decreased 4.2% compared to Q2 2008. For Q2 2009, revenues increased $6.6 million at the 24 clubs opened or acquired subsequent to June 30, 2007, offset by decreases in revenue of 8.6% or $10.2 million at our clubs opened or acquired prior to June 30, 2007 and $1.9 million related to the ten clubs that were closed subsequent to June 30, 2007.
Total revenue for the six months ended June 30, 2009 decreased 2.0% compared to the six months ended June 30, 2008. Revenue increased $14.5 million at the 24 clubs opened or acquired subsequent to June 30, 2007, offset by decreases in revenue of 6.8% or $16.0 million at our clubs opened or acquired prior to June 30, 2007 and $3.5 million related to the 10 clubs that were closed subsequent to June 30, 2007.
Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 6.3% in Q2 2009 compared to Q2 2008 and 4.2% in the six months ended June 30, 2009 compared to the six months ended June 30, 2008.
Operating expenses:

	Quarter Ended June 30,			Year to Date June 30,
	2009	2008	Expense %	2009	2008	Expense %
	Expense % of Revenue		Variance	Expense % of Revenue		Variance
Payroll and related	38.9%	37.6%	(0.8)%	39.5%	38.0%	2.0%
Club operating	36.4%	32.1%	8.5%	36.6%	33.0%	8.6%
General and administrative	6.0%	6.9%	(15.8)%	6.3%	6.7%	(7.9)%
Depreciation and amortization	11.6%	9.8%	12.8%	11.4%	9.9%	12.9%
Impairment of fixed assets	—%	0.9%	N/A	0.5%	0.5%	(1.0)%

Operating expenses	92.9%	87.3%	2.0%	94.3%	88.1%	4.9%

Total operating expenses increased 2.0% for Q2 2009 compared to Q2 2008 and operating margin was 7.1% for Q2 2009 compared to 12.7% for Q2 2008. Total operating expenses increased 4.9% for the six months ended June 30, 2009 compared to the same period last year and operating margin was 5.7% for the six months ended June 30, 2009 compared to 11.9% for the six months ended June 30, 2008. The increases were due to a 2.5% increase and a 3.5% increase in the total months of club operation for Q2 2009 and the six months ended June 30, 2009, respectively, compared to the same periods in 2008 as well as the following:
     Payroll and related. The variances were primarily due to decreases in management incentive bonuses, decreases in personal training payroll directly related to the decline in personal training revenue and decreases in club commissions and bonuses related to decreases in the number of memberships sold.
          Payroll and related experienced increases from the discounting of our new member initiation fees, the change in estimated membership life over which deferred payroll costs are amortized, from 30 months to 28 months, effective April 1, 2009 and severance charges principally related to a reduction in force in January 2009.
     Club operating. These increases were principally attributable to the 11 clubs added after April 1, 2008 and the new laundry facility and corporate office in Elmsford, NY. Contributing to this increase were rent penalties paid on clubs closed prior to the stated lease expiration dates. In addition, in Q2 2009 $700,000 of rent expense was recorded related to an anticipated judgment in connection with a lease dispute with a former landlord.
In Q2 2009, advertising increased $669,000 compared to Q2 2008, however advertising expense for the six months ended June 30, 2009 was in line with the six months ended June 30, 2008.
     General and administrative. These decreases were principally attributable to decreases in liability insurance expense primarily due to a reduction in claims activity and therefore a reduction of claims reserves.
     Depreciation and amortization. These increases were principally attributable to the 11 clubs added after April 1, 2008 and the new laundry facility and corporate office in Elmsford, NY.
     Impairment of fixed assets. In the six months ended June 30, 2009, impairment losses of $1.1 million were recorded representing the write-offs of fixed assets at four underperforming clubs. In Q2 2008, impairment losses of $1.1 million were recorded on fixed assets of an underperforming club and on fixed assets of a club closed prior to the lease expiration.
Net Income for Q2 2009 was $2.5 million compared to a net income of $6.8 million for Q2 2008. For the six months ended June 30, 2009, net income was $3.2 million compared to $11.6 million for the six months ended June 30, 2008.
Cash flow from operating activities for the six months ended June 30, 2009 totaled $51.0 million, a decrease of $6.3 million, from the same period last year. This decrease is primarily related to the decrease in earnings. Cash paid for interest decreased $2.5 million and cash paid for taxes decreased $9.9 million.
Share Repurchases: The Company did not repurchase shares during Q2 2009. The Company repurchased 2.1 million shares at a total cost of $5.4 million in Q1 2009 resulting in a decrease in the number of total common shares outstanding from approximately 24.6 million as of December 31, 2008 to approximately 22.6 million as of June 30, 2009.

Third Quarter 2009 Business Outlook:
The Company is limiting its guidance to the third quarter of 2009. Based on the current business environment, recent performance, and the current trends in the marketplace, and subject to the risks and uncertainties in its forward-looking statements, the Company’s outlook for the third quarter includes the following:
•	Revenue for Q3 2009 is expected to be between $117.0 million and $119.0 million versus $128.1 million for Q3 2008. The Company expects payroll, club operating and depreciation and amortization expenses in dollars to be similar to Q2 2009, although they are expected to increase as a percentage of revenue. General and administrative expenses in dollars are expected to approximate Q1 2009 levels.

•	The Company expects a net loss for Q3 2009 of between $1.5 million and $2.5 million, and loss per share to be in the range of $0.07 per share to $0.11 per share, assuming a 34.1% effective tax rate and 22.6 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2009, we estimate we will invest between $50.0 million and $53.0 million in capital expenditures. This amount includes approximately $23.5 million to continue to upgrade existing clubs, $8.6 million to support and enhance our management information systems and $4.4 million for the completion of a new regional laundry facility and corporate office in our New York Sports Clubs market. The remainder of our capital expenditures principally relates to 2008 and 2009 new club openings. In the six months ended June 30, 2009, we have invested $28.5 million in capital expenditures and we opened four clubs and closed four clubs. We plan to close two additional clubs in 2009.
Dan Gallagher, Chief Financial Officer of TSI, commented: “We continue to focus on preserving our liquidity and have taken a number of steps in this regard. We have reduced our growth plans and related capital expenditure needs, and the recent amendment to our Credit Facility has provided us with ample room on our total leverage ratio covenant. Our total leverage ratio at the end of the quarter is 2.05:1.00 which is well below the required ratio of 4.25:1.00 or less, and we expect to end 2009 with less debt than we started the year with despite the impacts of the recession and our repurchase of shares in the first quarter.”
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “2009 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental matters, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 166 fitness clubs as of June 30, 2009, comprising 111 New York Sports Clubs, 26 Boston Sports Clubs, 19 Washington Sports Clubs (two of which are partly-owned), seven Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 503,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI, visit http://www.mysportsclubs.com.
The Company will hold a conference call on Wednesday, July 29, 2009 at 4:30 PM (Eastern) to discuss the second quarter 2009 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning July 30, 2009.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2009 and December 31, 2008
(All figures in $’000s)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$12,759	$10,399
Accounts receivable, net	5,537	4,508
Inventory	246	143
Prepaid corporate income taxes	2,453	8,116
Prepaid expenses and other current assets	13,028	14,154

Total current assets	34,023	37,320
Fixed assets, net	368,452	373,120
Goodwill	32,593	32,610
Intangible assets, net	257	281
Deferred tax assets, net	44,740	42,266
Deferred membership costs	9,802	14,462
Other assets	9,897	11,579

Total assets	$499,764	$511,638

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$6,850	$20,850
Accounts payable	7,697	7,267
Accrued expenses	32,983	35,565
Accrued interest	6,674	523
Deferred revenue	40,341	40,326

Total current liabilities	94,545	104,531
Long-term debt	317,438	317,160
Deferred lease liabilities	72,878	69,719
Deferred revenue	2,593	4,554
Other liabilities	12,910	14,902

Total liabilities	500,364	510,866
Stockholders’ equity:
Common stock	23	25
Paid-in capital	(23,436)	(18,980)
Accumulated other comprehensive income (currency translation adjustment)	993	1,070
Retained earnings	21,820	18,657

Total stockholders’ (deficit) equity	(600)	772

Total liabilities and stockholders’ (deficit) equity	$499,764	$511,638

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
For the quarters and six months ended June 30, 2009 and 2008
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Club operations	$122,620	$127,729	$248,088	$252,636
Fees and other	1,292	1,664	2,533	3,077

	123,912	129,393	250,621	255,713

Operating Expenses:
Payroll and related	48,246	48,653	98,993	97,057
Club operating	45,054	41,521	91,664	84,401
General and administrative	7,488	8,895	15,835	17,201
Depreciation and amortization	14,346	12,716	28,642	25,365
Impairment of fixed assets	—	1,142	1,131	1,142

	115,134	112,927	236,265	225,166

Operating income	8,778	16,466	14,356	30,547
Interest expense	5,289	5,633	10,566	12,147
Interest income	—	(74)	(1)	(215)
Equity in the earnings of investees and rental income	(398)	(620)	(1,009)	(1,067)

Income before provision for corporate income taxes	3,887	11,527	4,800	19,682
Provision for corporate income taxes	1,363	4,726	1,637	8,070

Net income	$2,524	$6,801	$3,163	$11,612

Earnings per share:
Basic	$0.11	$0.26	$0.14	$0.44
Diluted	$0.11	$0.26	$0.14	$0.44
Weighted average number of shares used in calculating earnings per share:
Basic	22,546,449	26,417,859	22,875,107	26,361,758
Diluted	22,592,436	26,488,634	22,924,421	26,422,359

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2009 and 2008
(All figures in $’000s)
(Unaudited)

	Six Months
	Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$3,163	$11,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,642	25,365
Impairment of fixed assets	1,131	1,142
Non-cash interest expense on Senior Discount Notes	1,203	6,782
Amortization of debt issuance costs	406	387
Noncash rental expense, net of noncash rental income	(667)	741
Compensation expense incurred in connection with stock options and common stock grants	841	500
Net changes in certain operating assets and liabilities	10,945	9,363
Increase in deferred tax asset	(2,474)	(3,600)
Landlord contributions to tenant improvements	2,993	3,338
Change in reserve for self-insured liability claims	301	1,056
Decrease in deferred membership costs	4,660	724
Other	(134)	(97)

Total adjustments	47,847	45,701

Net cash provided by operating activities	51,010	57,313

Cash flows from investing activities:
Capital expenditures	(28,485)	(44,542)
Insurance Proceeds	—	1,074

Net cash used in investing activities	(28,485)	(43,468)

Cash flows from financing activities:
Proceeds from borrowings on Revolving Loan Facility	5,000	—
Repayment of borrowings on Revolving Loan Facility	(19,000)	(9,000)
Repayment of long-term borrowings	(925)	(973)
Change in book overdraft	126	(583)
Repurchase of common stock	(5,355)	—
Proceeds from exercise of stock options	36	1,187
Tax benefit from stock option exercises	21	173

Net cash used in financing activities	(20,097)	(9,196)

Effect of exchange rate changes on cash	(68)	394

Net increase in cash and cash equivalents	2,360	5,043
Cash and cash equivalents at beginning of period	10,399	5,463

Cash and cash equivalents at end of period	$12,759	$10,506

Summary of change in certain operating assets and liabilities:
(Increase) decrease in accounts receivable	$(1,035)	$1,394
Increase in inventory	(103)	(68)
Decrease (increase) in prepaid expenses and other current assets	1,581	(840)
Increase in accounts payable, accrued expenses and accrued interest	452	4,026
Increase in accrued interest on Senior Discount Notes	6,346	—
Change in corporate income taxes	5,648	699
(Decrease) increase in deferred revenue	(1,944)	4,152

Net changes in certain operating assets and liabilities	$10,945	$9,363